Exhibit (a)(1)(i)

Comstock Resources, Inc.

Offer to Purchase for Cash Any and All Outstanding

7  3/4% Convertible Secured PIK Notes due 2019 (CUSIP No. 205768 AM6)

and

9 1/2% Convertible Secured PIK Notes due 2020 (CUSIP No. 205768 AN4)

and Solicitation of Consents for Proposed Amendments to the Indentures

The Tender Offer (as defined herein) will expire at 11:59 p.m., New York City time, on April 27, 2018, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Expiration Date”). We are concurrently soliciting consents (the “Consents”) from holders of the Notes (as defined herein) to amend the indentures governing the Notes to make certain changes to the conversion features and redemption provisions of the Notes, as further discussed herein (the “Consent Solicitation”). If you validly tender your Notes pursuant to the Tender Offer, you must also validly tender Consents related to such Notes. There is no option to tender Notes without delivering the related Consents. Validly tendered Notes may be validly withdrawn and the related Consents may be validly revoked at any time prior to the Expiration Date (such time and date, the “Withdrawal Time”), but not thereafter. The Tender Offer is subject to the satisfaction or waiver of certain conditions, including the Transaction Conditions (defined herein) described under “Conditions to Consummation of the Tender Offer.”

Reference is hereby made to (i) the 7 3/4% Convertible Secured PIK Notes due 2019 (the “2019 Notes”) and (ii) the 9 1/2% Convertible Secured PIK Notes due 2020 (the “2020 Notes”, and together with the 2019 Notes, the “Notes”) of Comstock Resources, Inc., a Nevada corporation (the “Company”, “Comstock”, we”, “us” or “our”). As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the 2019 Notes was $295,464,697 and the aggregate outstanding principal amount of the 2020 Notes was $187,062,044. Capitalized terms appearing herein but not defined in this Offer to Purchase shall have the meanings assigned to such terms in the respective Indenture.

The Company hereby offers to the holders of the Notes (each a “Holder” and collectively, the “Holders”) to purchase all of the aggregate outstanding principal amount of the Notes, using proceeds from the Transactions (as defined herein), upon the terms and subject to the conditions (including the Transaction Conditions) set forth in this Offer to Purchase and Consent Solicitation (as the same may be amended or supplemented from time to time, this “Offer to Purchase”) and in the accompanying Consent and Letter of Transmittal (the “Consent and Letter of Transmittal” and, together with the Offer to Purchase and the other documents relating to the Tender Offer and Consent Solicitation delivered herewith, the “Offer Documents”) (the “Tender Offer”). The Tender Offer and Consent Solicitation are open to all Holders of each series of Notes.

Holders who tender their 2019 Notes will be agreeing to convert $652.50 of each $1,000 principal amount of their 2019 Notes so tendered into shares of the Company’s common stock, par value $0.50 per share (the “Shares”) and Holders who tender their 2020 Notes will be agreeing to convert $750.00 of each $1,000 principal amount of their 2020 Notes so tendered into Shares (the “Conversion Agreement”; the Shares to be issued upon such conversion, the “Conversion Shares”), effective at the Settlement Date (as defined herein) at a conversion price of $7.50 per Share (the “Conversion Price”), plus, in each case, cash in lieu of any fractional Shares. The Company is offering to purchase the balance of the Notes that are validly tendered and not validly withdrawn prior to the Withdrawal Time (and that are not converted pursuant to the Conversion Agreement), at a purchase price equal to 100% of the principal amount thereof (the “Cash Consideration”).

As a result, if a Holder validly tenders its Notes prior to the Withdrawal Time and the Company accepts such Notes for payment or conversion (the “Accepted Notes”), upon the terms and subject to the conditions of the Tender Offer, such Holder will receive the following:

Summary of Consideration for Tendering Holders
			Per $1,000 Principal Amount
CUSIP Nos.	Outstanding Principal Amount	Title of Security	Number of Conversion Shares	Value of Conversion Shares(1)	Cash Consideration	Total Tender Offer and Conversion Agreement Consideration(1)
205768 AM6	$295,464,697	7 3/4% Convertible Secured PIK Notes due 2019	87	$652.50	$347.50	$1,000.00
205768 AN4	$187,062,044	9 1/2% Convertible Secured PIK Notes due 2020	100	$750.00	$250.00	$1,000.00

(1)	Based on a conversion price of $7.50.

All accrued and unpaid interest on Accepted Notes, if any, up to, but not including, the Settlement Date (as defined herein) will be added to the principal amount of the Accepted Notes (“Additional Notes”). Additional Notes will be treated as if tendered in connection with the Tender Offer and will be entitled to receive the same consideration as the Accepted Notes.

The “Settlement Date” for the Tender Offer will be promptly following the Expiration Date and is expected to be on or prior to the fifth business day after the Expiration Date.

Concurrently with the Tender Offer, the Company is making the Consent Solicitation to solicit Consents to adopt certain amendments (the “Proposed Amendments”) to the indentures under which the 2019 Notes and 2020 Notes were issued, each dated as of September 6, 2016, among the Company, the Subsidiary Guarantors party thereto (the “Guarantors”), and American Stock Transfer & Trust Company, LLC (the “Trustee”), in each case as amended by the First Supplemental Indenture dated November 17, 2016, among the Company, the Guarantors, and the Trustee (as amended and in effect, with respect to the 2019 Notes, the “2019 Indenture” and with respect to the 2020 Notes, the “2020 Indenture”, and together the “Indentures”). Each tendering Holder must also consent to the Proposed Amendments. Accordingly, no separate consent payment or fee is being paid to the Holders in the Consent Solicitation.

As more fully described below, if a Holder does not validly tender its Notes prior to the Withdrawal Time and the Proposed Amendments are adopted, such Holder would receive the number of Shares and amount of cash (if any) set forth below (based on the example Amended Threshold Prices (as defined herein) set forth below):

	Summary of Consideration for Non-Tendering Holders
	Per $1,000 Principal Amount
Title of Security	Number of Shares	Cash Redemption Amount based on Amended Threshold Price of:
		$7.50	$8.75	$10.00	$11.50
2019 Notes	87	$347.50	$238.75	$130.00	$0.00
2020 Notes	100	$250.00	$125.00	$0.00	$0.00

The purpose of the Proposed Amendments is to amend certain of the conversion features of the Notes as follows: (i) to change the Threshold Price (as defined in the Indentures) to the greater of $7.50 and the numerical average of the Daily VWAPs (as defined in the Indentures) of the Shares over the 15 consecutive Trading Days (as defined in the Indentures) immediately preceding the Expiration Date (such greater price, the “Amended Threshold Price”); (ii) to change the Conversion Rate (as defined in the Indentures) to an amount of Shares per $1,000 principal amount of Notes not redeemed on a contemporaneous basis (as described below) equal to the greater of (x) 87 (in the case of the 2019 Notes) or 100 (in the case of the 2020 Notes) and (y) $1,000 divided by the Amended Threshold Price (the “Amended Conversion Rate”); and (iii) to eliminate the Daily VWAP condition to conversion and to provide for a Mandatory Conversion Event to occur on the Settlement Date requiring the conversion of all Notes, other than the Accepted Notes and Notes called for redemption prior to the date of conversion, into Shares at the Amended Conversion Rate. The Proposed Amendments will also amend the redemption provisions of the Notes to allow the Company to redeem the Notes upon not less than 3 Business Days prior written notice (as compared to the 30-day notice period required under the existing Indentures).

The Company intends to redeem, at par, a sufficient portion of (1) the 2019 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2019 Notes to be mandatorily converted or so redeemed, 87 Shares and an amount of cash (if positive) equal to $1,000 less (87 times the Amended Threshold Price) and (2) the 2020 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2020 Notes to be mandatorily converted or so redeemed, 100 Shares and an amount of cash (if positive) equal to $1,000 less (100 times the Amended Threshold Price). Any 2020 Notes that are redeemed will be redeemed effective on June 15, 2018.

This Offer to Purchase does not constitute a notice of redemption or an obligation to issue a notice of redemption.

By tendering Notes in the Tender Offer, the Holder consents to all of the Proposed Amendments. The Consent of Holders of not less than a majority in aggregate principal amount of all outstanding Notes of a series, excluding any Notes of such series held by Affiliates (the “Requisite Consents”) is required under the applicable Indenture for the Proposed Amendments to such Indenture to be approved. Upon receipt of the Requisite Consents, after the Expiration Date, the Company intends to effect the execution of a supplemental indenture to such Indenture containing the Proposed Amendments (each a “Supplemental Indenture”). The Supplemental Indentures will become effective on the Settlement Date after the Company deposits the amount of cash necessary to pay each tendering Holder the Cash Consideration in respect of any Notes tendered and accepted by the Company for payment and, upon effectiveness, will be binding on the Holders of such Notes and any subsequent holder of such Notes.

Separate from the Proposed Amendments, on April 2, 2018, the Company gave notice to the Holders that the Company increased the Conversion Rate for each of the 2019 Notes to 99.71 Shares per $1,000 principal amount of Notes. This increase, along with the corresponding decrease of the Threshold Price to $10.03 (the “Reduced Threshold Price”), will go into effect on April 17, 2018 and remain in effect for 20 Business Days. If the Proposed Amendments for the 2019 Notes become effective, they will override the Reduced Threshold Price.

In connection with, and as a condition to, the completion of the Tender Offer and Consent Solicitation, the Company intends to (i) issue 10,000,000 Shares at a price of $7.50 per Share in a privately negotiated transaction pursuant to the Stock Offering (as defined herein), as described under “Recent Developments—Stock Offering,” (ii) sell certain assets in a privately negotiated transaction for an aggregate purchase price of approximately $125,000,000, subject to customary purchase price adjustments, pursuant to the Asset Sale (as defined herein), as described under “Recent Developments—Asset Sale,” (iii) enter into a new revolving credit facility pursuant to the New Credit Facility (as defined herein), as described under “Recent Developments—New Credit Facility,” (iv) complete a separate tender offer and consent solicitation relating to its Senior Secured Toggle Notes due 2020 (the “Senior Secured Tender Offer”), and (v) issue approximately $600,000,000 aggregate principal amount of new senior unsecured notes (the “Notes Offering”). The transactions set forth in clauses (i) – (v) above are referred to herein as the “Transactions” and the satisfaction or waiver by the Company of the closing of each of the Transactions is referred to herein as the “Transaction Conditions”. The Company anticipates that the proceeds of the Transactions will be used to (1) fund the Cash Consideration, (2) redeem a portion of the Notes outstanding following the closing of the Tender Offer, and (3) fund the purchase price for the Senior Secured Tender Offer.

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for (and deliver Shares in connection with the conversion of), Notes of a series validly tendered and Consents delivered (and not validly withdrawn or revoked) pursuant to the Tender Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, its waiver of (i) receipt of the Requisite Consents and execution of the Supplemental Indenture with respect to such series of Notes reflecting the Proposed Amendments by the Company, the Guarantors and the Trustee, (ii) the Transaction Conditions, and (iii) the General Conditions (as defined herein) (collectively, the “Tender Offer Conditions”). The purchase of Notes of either series is conditioned upon the purchase of the other series of Notes.

Subject to applicable law, the Tender Offer and Consent Solicitation for a series of Notes is being made independently of the Tender Offer and Consent Solicitation for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer and Consent Solicitation for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer and Consent Solicitation for the other series of Notes.

Any Holder who tenders Notes pursuant to the Tender Offer must also deliver Consent to the Proposed Amendments and to the execution and delivery of the respective Supplemental Indenture. Consents may not be delivered separately and can only be delivered with the tender of Notes in the Tender Offer. Consents provided in connection with a tender of Notes cannot be revoked without a proper withdrawal of the related tendered Notes. Accordingly, a purported revocation of a Consent provided in connection with a tender of any Notes in the Tender Offer without a concurrent proper withdrawal of the related tendered Notes will not withdraw the tender of the Notes or revoke the related Consents. Notes tendered prior to the Withdrawal Time may be validly withdrawn (thereby revoking the related Consents) at any time prior to the Withdrawal Time, but not thereafter (except in certain limited circumstances where additional withdrawal rights are required by law). A valid withdrawal of tendered Notes prior to the Withdrawal Time will constitute the concurrent valid revocation of such Holder’s related Consent. Notes tendered after the Withdrawal Time may not be validly withdrawn at any time (except in certain limited circumstances where additional withdrawal rights are required by law).

The Company’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CRK.” On March 29, 2018, the closing price the Company’s common stock on the NYSE was $7.31 per share. The numerical average of the Daily VWAPs of the Shares over the 15 consecutive Trading Days immediately preceding the date hereof was $7.56 per Share.

The Dealer Managers for the Tender Offer and Solicitation Agents for the Consent Solicitation are:

BofA Merrill Lynch	Deutsche Bank Securities

April 2, 2018

i

NOTICE TO HOLDERS

All of the outstanding Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) in New York City. Consequently, if you desire to tender your Notes in the Tender Offer, you must tender through DTC’s Automated Tender Offer Program (“ATOP”), for which the Tender Offer will be eligible, and follow the procedures for book-entry transfer described under “Procedures for Tendering Notes and Delivering Consents.” By using the ATOP procedures to tender Notes, you will not be required to deliver a Consent and Letter of Transmittal to the Depositary and Information Agent (as defined herein). However, you will be bound by the terms of the Consent and Letter of Transmittal, a copy of which accompanies this Offer to Purchase.

You should rely only upon the information contained in this document. We and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc. (each a “Dealer Manager and Solicitation Agent and together the “Dealer Managers and Solicitation Agents”) and D.F. King & Co., Inc. (the “Depositary and Information Agent”) have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the Dealer Managers and Solicitation Agents are making an offer to purchase these securities in any jurisdiction where the offer or purchase is not permitted. You should assume the information appearing in this Offer to Purchase is accurate only as of the date on the front cover page. Our business, financial condition, results of operations and prospects may have changed since that date.

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offer and the Consent Solicitation.

This Offer to Purchase is based on information provided by us and other sources we believe to be reliable. Neither the Depositary and Information Agent nor the Dealer Managers and Solicitation Agents make any representation or warranty that this information is accurate or complete, and none of them is responsible for this information. We have summarized portions of the Indentures and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making a decision whether or not to participate in the Tender Offer and the Consent Solicitation, you must rely on your own examination of our business and the terms of the Tender Offer and the Consent Solicitation as well as the Notes, including the merits and risks involved.

Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Managers and Solicitation Agents. Requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent. Their respective contact information appears on the back cover page of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer and Consent Solicitation.

We reserve the right to terminate, extend or amend the Tender Offer or the Consent Solicitation if any condition of the Tender Offer is not satisfied or waived by us prior to the Expiration Date. If we amend a condition to the Tender Offer, we will give the appropriate Holders and the Trustee such notice of the amendment as may be required by applicable law.

Subject to applicable law, the Tender Offer and Consent Solicitation for a series of Notes is being made independently of the Tender Offer and Consent Solicitation for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer and Consent Solicitation for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer and Consent Solicitation for the other series of Notes.

The Tender Offer and the Consent Solicitation have not been approved or disproved by the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase constitutes neither an offer to purchase nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or thereof, or that there has been no change in the information set forth herein or in any attachments hereto or in our or any of our subsidiaries or affiliates since the date hereof or thereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Depositary and Information Agent, the Trustee or the Dealer Managers and Solicitation Agents.

NONE OF THE COMPANY, THE DEALER MANAGERS AND SOLICITATION AGENTS, THE DEPOSITARY AND INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER OR THE CONSENT SOLICITATION.

Holders of the Notes should take note of the following dates:

Date	Calendar Date and Time	Event

Withdrawal Time	11:59 p.m., New York City time, on the Expiration Date (except in certain limited circumstances where additional withdrawal rights are required by law).	The last day and time for the Holders to validly withdraw tenders of the Notes. If tendered Notes are validly withdrawn, the applicable Holder will no longer be eligible to receive the Cash Consideration and Conversion Shares on the Settlement Date (unless such Holder validly retenders such Notes before the Expiration Date).

Expiration Date	11:59 p.m., New York City time, on April 27, 2018 in respect of the Tender Offer, unless extended by the Company in its sole discretion.	The last day for the Holders to tender the Notes in order to qualify for the payment of the Cash Consideration and receipt of the Conversion Shares on the Settlement Date.

Settlement Date	Promptly after the Expiration Date for the Tender Offer and expected to be on or prior to the fifth business day after the Expiration Date.	The Company will deposit with DTC the amount of cash necessary to pay each tendering Holder the Cash Consideration in respect of any Notes tendered and accepted by the Company for payment. The Conversion Shares required to be delivered upon conversion of Notes accepted for payment shall be delivered by the Company to the Holder of such Note in accordance with DTC’s customary practices.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this Offer to Purchase certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Certain information that we subsequently file with the SEC will automatically update and supersede information in this Offer to Purchase and in our other filings with the SEC.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Offer to Purchase and prior to the termination of the Tender Offer, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018 (the “Annual Report on Form 10-K”), including the financial statements on pages F-1 to F-27 of the Annual Report on Form 10-K and the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement; and

•	our Current Report on Form 8-K filed with the SEC on April 2, 2018.

Copies of each of the documents incorporated by reference into this Offer to Purchase (excluding certain exhibits to the documents) may be obtained at no cost by contacting the Depositary and Information Agent at its telephone number set forth on the back cover of this Offer to Purchase or by writing or calling us at the following address and telephone number:

Comstock Resources, Inc.

Attention: Roland O. Burns, President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

We or the Depositary and Information Agent will also provide without charge to each Holder to whom this Offer to Purchase and related documents are delivered, upon request of such person, a copy of the Indentures and of any information incorporated herein by reference.

CAUTIONARY STATEMENT REGARDING FORWARD–LOOKING STATEMENTS

In this Offer to Purchase, including the documents incorporated by reference, we use forward-looking statements. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “may,” “strive,” “seek” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

These forward-looking statements speak only as of the date of this Offer to Purchase and are subject to a number of risks, uncertainties and assumptions. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the caption “Cautionary Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference in this Offer to Purchase, and in “Risk Factors” herein. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of any new information, events, circumstances or otherwise.

v

SUMMARY

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer and Consent Solicitation.

The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Offer to Purchase.

The Company:	Comstock Resources, Inc. (the “Company”)

The Notes:	• 7 3/4% Convertible Secured PIK Notes due 2019 (the “2019 Notes”) and • 9 1/2% Convertible Secured PIK Notes due 2020 (the “2020 Notes,” and together with the 2019 Notes, the “Notes”).

Notes Outstanding:	As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the 2019 Notes was $295,464,697 and the aggregate outstanding principal amount of the 2020 Notes was $187,062,044.

Purpose of the Tender Offer:	The purpose of the Tender Offer is to acquire any and all of the aggregate outstanding principal amount of the Notes.

Purpose of the Consent Solicitation:	The purpose of the Consent Solicitation is to obtain consents to make certain changes to the conversion features and redemption provisions of the Notes (the “Proposed Amendments”). See “Purpose and Background of the Tender Offer and the Consent Solicitation.”

The Tender Offer:	The Company is offering to purchase all of the aggregate outstanding principal amount of the Notes, for the Cash Consideration and delivery of the Conversion Shares pursuant to the Conversion Agreement, upon the terms and subject to the conditions (including the Transaction Conditions) set forth in this Offer to Purchase and in the accompanying Consent and Letter of Transmittal.

The Cash Consideration and Conversion Agreement:

Holders who tender their 2019 Notes will be agreeing to convert $652.50 of each $1,000 principal amount of their 2019 Notes so tendered into shares of the Company’s common stock, par value $0.50 per share (the “Shares”) and Holders who tender their 2020 Notes will be agreeing to convert $750.00 of each $1,000 principal amount of their 2020 Notes so tendered into Shares (the “Conversion Agreement”; the Shares to be issued upon such conversion, the “Conversion Shares”), effective at the Settlement Date (as defined herein) at a conversion price of $7.50 per Share (the “Conversion Price”), plus, in each case, cash in lieu of any fractional Shares. The Company is offering to purchase the balance of the Notes that are validly tendered and not validly withdrawn prior to the Withdrawal Time (and that are not converted pursuant to the Conversion Agreement), at a purchase price equal to 100% of the principal amount thereof (the “Cash Consideration”).

Subject to the satisfaction or waiver of the Tender Offer Conditions, for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn prior to the Expiration Date and accepted for purchase pursuant to the Tender Offer, each Holder of Notes shall receive the following:

•  with respect to the 2019 Notes, 87 Shares and $347.50 in cash; and

•  with respect to the 2020 Notes, 100 Shares and $250.00 in cash.

Accrued Interest:	All accrued and unpaid interest on Accepted Notes, if any, up to, but not including, the Settlement Date will be added to the principal amount of the Accepted Notes (“Additional Notes”). Additional Notes will be treated as if tendered in connection with the Tender Offer and will be entitled to receive the same consideration as the Accepted Notes.

Source of Funds:	The total amount of funds required to purchase all of the outstanding Notes (including Additional Notes) for the total Cash Consideration pursuant to the Tender Offer is approximately $152.0 million assuming all outstanding Notes are validly tendered by the Expiration Date. We intend to obtain these funds from the Transactions. See “Recent Developments” and “Conditions to Consummation of the Tender Offer.”

Conversion Shares:	Assuming all outstanding Notes are validly tendered by the Expiration Date and are accepted for purchase, the aggregate number of Conversion Shares that would be issued would be approximately 45.3 million.

Proposed Amendments:	The Proposed Amendments would amend certain of the conversion features of the Notes as follows: (i) to change the Threshold Price (as defined in the Indentures) to the greater of $7.50 and the numerical average of the Daily VWAPs (as defined in the Indentures) of the Shares over the 15 consecutive Trading Days (as defined in the Indentures) immediately preceding the Expiration Date (such greater price, the “Amended Threshold Price”); (ii) to change the Conversion Rate (as defined in the Indentures) to an amount of Shares per $1,000 principal amount of Notes not redeemed on a contemporaneous basis equal to the greater of (x) 87 (in the case of the 2019 Notes) or 100 (in the case of the 2020 Notes) and (y) $1,000 divided by the Amended Threshold Price (the “Amended Conversion Rate”); and (iii) to eliminate the Daily VWAP condition to conversion and to provide for a Mandatory Conversion Event to occur on the Settlement Date requiring the conversion of all Notes, other than the Accepted Notes and Notes called for redemption prior to the date of conversion, into Shares at the Amended Conversion Rate. The Proposed Amendments will also amend the redemption provisions of the Notes to allow the Company to redeem the Notes upon not less than 3 Business Days prior written notice (as compared to the 30-day notice period required under the existing Indentures).

Requisite Consents:	Holders of a majority in aggregate principal amount of all outstanding 2019 Notes must grant and not revoke valid Consents to approve the Proposed Amendments to the 2019 Indenture, and Holders of a majority in aggregate principal amount of all outstanding 2020 Notes must grant and not revoke valid Consents to approve the Proposed Amendments to the 2020 Indenture, in each case, excluding any Notes of such series held by Affiliates.

Treatment of Non-Tendering Holders:	The Company intends to redeem, at par, a sufficient portion of (1) the 2019 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2019 Notes to be mandatorily converted or so redeemed, 87 Shares and an amount of cash (if positive) equal to $1,000 less (87 times the Amended Threshold Price) and (2) the 2020 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2020 Notes to be mandatorily converted or so redeemed, 100 Shares and an amount of cash (if positive) equal to $1,000 less (100 times the Amended Threshold Price). Any 2020 Notes that are redeemed will be redeemed effective on June 15, 2018. If a Holder does not validly tender its Notes prior to the Withdrawal Time and the Proposed Amendments are adopted, such Holder would receive the number of Shares and amount of cash (if any) set forth below (based on the example Amended Threshold Prices set forth below):

	Summary of Consideration for Non-Tendering Holders
	Per $1,000 Principal Amount
Title of Security	Number of Shares	Cash Redemption Amount based on Amended Threshold Price of:
		$7.50	$8.75	$10.00	$11.50
2019 Notes	87	$347.50	$238.75	$130.00	$0.00
2020 Notes	100	$250.00	$125.00	$0.00	$0.00

This Offer to Purchase does not constitute a notice of redemption or an obligation to issue a notice of redemption.

Expiration Date:	The Expiration Date for the Tender Offer and Consent Solicitation will be 11:59 p.m., New York City time on April 27, 2018, unless extended, and if so extended, the date and time as extended (the “Expiration Date”).

Procedures for Tendering Notes and Delivering Consents

Each Holder who wishes to accept the Tender Offer must comply with the procedures for tendering Notes described under “Procedures for Tendering Notes and Delivering Consents.” There are no guaranteed delivery provisions provided by us in conjunction with the Tender Offer.

For assistance with tendering Notes, contact the Depositary and Information Agent at one of its telephone numbers set forth on the back cover page of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Withdrawal Rights and Revocation of Consents:

At any time prior to the Expiration Date, each Holder may withdraw its Notes that it has validly tendered by submitting a notice of withdrawal to the Depositary and Information Agent using ATOP procedures. Proper withdrawal of Notes will be deemed to revoke the related Consent to the Proposed Amendments. Holders may not validly revoke Consents unless previously tendered Notes are validly withdrawn. Accordingly, a purported revocation of a Consent provided in connection with a tender of any Notes in the Tender Offer, without a concurrent proper withdrawal of the related Notes, will not withdraw the tender of the Notes or revoke the related Consent. Any Notes validly tendered prior to the Withdrawal Time that are not validly withdrawn prior to that time may not be withdrawn thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.

Settlement Date:	The Settlement Date for the Tender Offer and Consent Solicitation will be promptly after the Expiration Date and is expected to be on or prior to the fifth business day after the Expiration Date.

Supplemental Indentures:	We, the Guarantors and the Trustee will execute the applicable Supplemental Indenture after receipt of the Requisite Consents on the Settlement Date. The Supplemental Indentures will become effective on the Settlement Date after the Company deposits the amount of cash necessary to pay each tendering Holder the Cash Consideration in respect of any Notes tendered and accepted by the Company for payment and, upon effectiveness, will be binding on the Holders of such Notes and any subsequent holder of such Notes. Otherwise, each Indenture will remain in effect in its current form except with respect to the Reduced Threshold Price.

Each Holder should read the discussion under “Proposed Amendments.”
Conditions to the Tender Offer:	Our obligation to complete the Tender Offer for Notes of a series is subject to, and conditioned upon, the satisfaction of or, where applicable, our waiver of (i) receipt of the Requisite Consents and execution of the Supplemental Indenture with respect to such series of Notes reflecting the Proposed Amendments by the Company, the Guarantors and the Trustee, (ii) the Transaction Conditions (as defined herein), and (iii) the General Conditions (as defined herein) (collectively, the “Tender Offer Conditions”).

The Transaction Conditions shall mean the closing of each of the following Transactions: (i) the Stock Offering, (ii) the Asset Sale, (iii) the New Credit Facility (as defined herein), (iv) the Senior Secured Tender Offer, and (v) the Notes Offering.

We also reserve the right to terminate, extend or amend the Tender Offer or the Consent Solicitation if any condition to the Tender Offer is not satisfied prior to the Expiration Date.

The purchase of Notes of either series is conditioned upon the purchase of the other series of Notes.

Subject to applicable law, the Tender Offer and Consent Solicitation for a series of Notes is being made independently of the Tender Offer and Consent Solicitation for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer and Consent Solicitation for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer and Consent Solicitation for the other series of Notes.

Certain Federal Income Tax Considerations

Each Holder should consult its own tax advisor about the tax consequences of the Tender Offer and the Consent Solicitation as they apply to such Holder’s individual circumstances. See “Certain Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer and Consent Solicitation.

Risk Factors and Certain Considerations:

For a discussion of certain risk factors and factors that each Holder should consider in connection with the Tender Offer and the Consent Solicitation, see “Risk Factors” and “Certain Significant Considerations.”

Dealer Managers; Solicitation Agents:

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are serving as dealer managers for the Tender Offer and solicitation agents for the Consent Solicitation. The address and telephone numbers of Merrill Lynch, Pierce, Fenner & Smith Incorporated are set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent:

D.F. King & Co., Inc. is acting as Depositary and Information Agent for the Tender Offer and Consent Solicitation. Its address and telephone numbers are set forth on the back cover page of this Offer to Purchase.

Trustee:	American Stock Transfer & Trust Company, LLC is the Trustee under the Indentures.

Fees and Expenses:	Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Managers and Solicitation Agents, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer.

Additional Documentation; Further Information

Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Managers and Solicitation Agents. Requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent. Its contact information appears on the back cover page of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer and Consent Solicitation.

RECENT DEVELOPMENTS

Stock Offering

On March 29, 2018, the Company entered into a Securities Purchase Agreement with Arkoma Drilling LP (“Arkoma”) pursuant to which Arkoma agreed to purchase 10,000,000 Shares at a price of $7.50 per Share, subject to the closing of this Tender Offer on the terms set forth in this Offer to Purchase. As part of the Stock Offering, the Company will enter into a registration rights agreement with Arkoma pursuant to which the Company will agree to register the Shares issued to Arkoma under the Securities Purchase Agreement. This transaction is referred to as the “Stock Offering”.

Concurrently with the closing of the Stock Offering, the Company will also enter into a strategic drilling venture with Arkoma under which Comstock will present drilling opportunities in the Haynesville and Eagle Ford shale to Arkoma of at least $75,000,000 during the first twelve months of the venture and $100,000,000 during the second year of the venture. Arkoma will pay Comstock a 20% promote for any such project that it elects to participate in. Arkoma will earn a working interest only in the wellbore drilled under the venture and will have no rights to any related acreage. The strategic drilling venture will allow Comstock to increase its drilling prospect inventory by facilitating new acreage acquisitions, addressing lease expirations and other drilling requirements, as well as providing funding for future acquisitions. The closing of the Stock Offering is subject to the closing of the Tender Offer, the Notes Offering and the New Credit Facility and to customary closing conditions.

Asset Sale

On March 29, 2018 the Company entered into a Purchase and Sale Agreement with USG Properties Austin Chalk I, LLC (“USG”) pursuant to which USG agreed to acquire certain of the Company’s properties in South Texas for an aggregate purchase price of $125,000,000, subject to customary purchase price adjustments. The effective time of the sale of such properties is November 1, 2017. The closing of such transaction is expected to occur by April 30, 2018 and is subject to customary closing conditions including that all representations and warranties are true and correct at closing, each party has performed all pre-closing covenants, no action is pending or threatened to enjoin closing of the transaction and that all material consents have been obtained. This transaction is referred to as the “Asset Sale”.

New Credit Facility

The Company has obtained $300,000,000 of commitments from lenders for a new 4-year revolving credit facility (the “New Credit Facility”) to become effective concurrent with the closing of the Tender Offer and related transactions. Bank of Montreal will serve as administrative agent under the New Credit Facility. Indebtedness under the New Credit Facility will be secured by substantially all of the Company’s and its subsidiary’s assets.

Borrowings under the New Credit Facility are expected to bear interest, based on utilization of the borrowing base, at the Company’s option at either (1) LIBOR plus 2.75% to 3.75% or (2) the base rate plus 1.75% to 2.75%. The Company will pay a commitment fee of 0.5% on the unused borrowing base. The New Credit Facility will contain covenants that, among other things, restrict the Company’s and its restricted subsidiaries’ ability to pay cash dividends, incur debt and make certain loans and investments.

Senior Secured Tender Offer

On April 2, 2018, the Company launched a concurrent tender offer and consent solicitation relating to its Senior Secured Toggle Notes due 2020.

INFORMATION ABOUT THE COMPANY

The Company is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK. Its principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and its telephone number is (972) 668-8800. The Company’s website can be found at http://www.comstockresources.com. Information on the Company’s website is not deemed to be a part of this Offer to Purchase.

RISK FACTORS

You should carefully consider the following risk factors as well as the considerations under “Certain Significant Considerations” and the other information contained or incorporated by reference in this Offer to Purchase, as these important factors, among others, could cause our actual results to differ from our expected or historical results. It is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete statement of all of our potential risks or uncertainties.

Risks Relating to the Tender Offer and Consent Solicitation

We may not complete the Tender Offer and Consent Solicitation.

Our ability to make required payments under our indebtedness would be adversely affected if we were to be unable to complete the Tender Offer and Consent Solicitation. The purpose of the Tender Offer is to acquire any and all the aggregate outstanding principal amount of the Notes.

The completion of the Tender Offer and Consent Solicitation is subject to the satisfaction, or in certain cases, waiver of specified conditions. It is a condition to the completion of the Tender Offer that, among other things, (i) receipt of the Requisite Consents and execution of the Supplemental Indenture with respect to such series of Notes reflecting the Proposed Amendments by the Company, the Guarantors and the Trustee; and (ii) the Transaction Conditions are satisfied. If the conditions to the completion of the Tender Offer and Consent Solicitation are not satisfied or, if permitted, waived, the Tender Offer may not be completed.

Issuance of our common stock pursuant to the Conversion Agreement and the Stock Offering will cause substantial dilution, which will likely materially affect the trading price of our common stock and earnings per share.

Recipients of common stock issued pursuant to the Conversion Agreement and the Stock Offering, if consummated, will experience immediate and substantial dilution after the Tender Offer is completed due to the large number of shares of common stock expected to be issued under the Tender Offer and the Stock Offering. If all outstanding Notes are converted pursuant to the Conversion Agreement and the Stock Offering is consummated, approximately 55.3 million new Shares will be issued, which would represent 77.4% of our outstanding Shares as of March 29, 2018. The issuances of shares pursuant to the Conversion Agreement, or otherwise as a result of the Proposed Amendments, will likely result in substantial decreases to our stock price and earnings per share.

The market price of our common stock may face substantial downward pressure after giving effect to the issuance of our common stock pursuant to the Conversion Agreement and the Stock Offering.

We cannot predict the effect that the issuance of such a significant amount of common stock at the same time will have. The impact of the issuance such common stock may place substantial downward pressure on the market price of our common stock and earnings per share. Sales of significant amounts of Shares received pursuant to the Conversion Agreement by the Holders after the Tender Offer, or the perception that those sales will occur, could cause the market price of our common stock to significantly decline. Additionally, the downward pressure on the market price of the common stock as the Holders sell such Shares could encourage short sales by others, placing further downward pressure on the market price of our common stock and our earnings per share.

The transactions contemplated by the Tender Offer are expected to result in substantially all of our net operating losses (“NOLs”) and other tax attributes becoming unusable.

For United States federal income tax purposes, it is expected that a “Section 382 ownership change” will occur as a result of the transactions contemplated by the Tender Offer. In the event such a Section 382 ownership change occurs, substantially all of our NOL carryforwards and other tax attributes (including certain future depreciation and amortization deductions) will become unusable.

We will incur significant costs in conducting the Tender Offer and Consent Solicitation.

The Tender Offer and Consent Solicitation have resulted, and will continue to result, in significant costs to us, including advisory and professional fees paid in connection with evaluating our alternatives and pursuing the Tender Offer and Consent Solicitation.

We have not obtained a third–party determination that the Tender Offer is fair to holders of the Notes.

We are not making a recommendation as to whether holders of the Notes should tender their Notes or consent to the Proposed Amendments. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Notes for purposes of negotiating the Tender Offer or preparing a report concerning the fairness of the Tender Offer. We cannot assure holders of the Notes that the value of the consideration received in the Tender Offer will in the future equal or exceed the value of the Notes tendered, and we do not take a position as to whether you ought to participate in the Tender Offer and Consent Solicitation.

Consideration paid to holders in the Tender Offer could be subject to avoidance as a preferential transfer.

If we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Tender Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Tender Offer) and certain other conditions were met, it is possible that the consideration paid to the holders of the Notes in the Tender Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

We have not paid cash dividends on our common stock since 2014.

We have not paid dividends on our common stock since 2014. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant. The terms of our debt agreements and terms of the New Credit Facility will restrict our ability to pay cash dividends.

There are generally greater risks associated with stock ownership than with debt ownership.

In the event of the Company’s dissolution or liquidation of its assets, under Nevada law, the Company’s obligations to creditors under its debt instruments, such as credit facilities and notes, receive priority in the distribution of the Company’s assets. If any assets are remaining after distribution to such creditors, then only those remaining assets may be distributed pro rata to the holders of the Company’s common stock. Holders who convert their Notes in the Tender Offer pursuant to the Conversion Agreement would lose their priority in the distribution of the Company’s assets in a bankruptcy proceeding.

Risks Related to Our Business

An extended period of depressed oil and natural gas prices will adversely affect our business, financial condition, cash flow, liquidity, results of operations and our ability to meet our capital expenditure obligations and financial commitments.

Our business is heavily dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. Oil and natural gas prices declined substantially starting in mid-2014 and, while improving in late 2016, remained relatively low thereafter. During 2017, commodity prices fluctuated significantly, with the settlement price for West Texas Intermediate (“WTI”) crude oil ranging from a high of approximately $60.42 per barrel to a low of approximately $42.53 per barrel and settlement prices for Henry Hub natural gas ranging from a high of approximately $3.42 per Mcf to a low of approximately $2.56 per Mcf. Oil and natural gas price volatility has continued into 2018 and, through March 28, 2018, the WTI settlement price of crude oil had a low of approximately $59.19 per barrel, and the Henry Hub settlement price of natural gas had a low of approximately $2.55 per Mcf.

The prices we receive for our oil and natural gas production are subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

•	the domestic and foreign supply of oil, natural gas liquids and natural gas;

•	weather conditions;

•	the price and quantity of imports of oil and natural gas;

•	political conditions and events in other oil-producing and natural gas-producing countries, including embargoes, hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	domestic government regulation, legislation and policies;

•	the level of global oil and natural gas inventories;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	overall economic conditions.

Lower oil and natural gas prices will adversely affect:

•	our revenues, profitability and cash flow from operations;

•	the value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	our borrowing capacity; and

•	our ability to obtain additional capital.

Our debt service requirements could adversely affect our operations and limit our growth.

We had $1.2 billion principal amount of debt as of December 31, 2017.

Our outstanding debt has important consequences, including, without limitation:

•	a portion of our cash flow from operations is required to make debt service payments, although under the terms of our outstanding notes we may, subject to certain conditions, issue additional notes in lieu of making cash interest payments;

•	our ability to borrow additional amounts for capital expenditures (including acquisitions) or other purposes is limited; and

•	our debt limits our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

Because we have, subject to certain conditions, the ability to pay the interest on our outstanding notes by issuing additional notes, we are likely to incur substantial additional indebtedness over the terms of our outstanding notes. In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Our debt agreements contain a number of significant covenants. These covenants limit our ability to, among other things:

•	borrow additional money;

•	merge, consolidate or dispose of assets;

•	make certain types of investments;

•	enter into transactions with our affiliates; and

•	pay dividends.

Our failure to comply with any of these covenants could cause a default under our bank credit facility and the respective indentures governing our outstanding notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it given the current status of the credit markets. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

Our access to capital markets may be limited in the future.

Adverse changes in the financial and credit markets could negatively impact our ability to grow production and reserves and meet our future obligations. In addition, the continuation of the current low oil and natural gas price environment, or further declines of oil and natural gas prices, will affect our ability to obtain financing for acquisitions and drilling activities and could result in a reduction in drilling activity which results in the loss of acreage through lease expirations, both of which could negatively affect our ability to replace reserves.

Our future production and revenues depend on our ability to replace our reserves.

Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you that we will have adequate capital resources to conduct acquisition and drilling activities or that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest or have operating rights and that has what our geoscientists believe, based on available seismic and geological information, to be an indication of potential oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects. If we drill additional unsuccessful wells, our drilling success rate may decline and we may not achieve our targeted rate of return.

Our business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our success depends on the success of our exploration and development activities. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reserves will be discovered. In addition, these activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their costs, unsuccessful wells can hurt our efforts to replace production and reserves.

Our business involves a variety of operating risks, including:

•	unusual or unexpected geological formations;

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	natural disasters, such as hurricanes, tropical storms and other adverse weather conditions;

•	pipe, cement, or pipeline failures;

•	casing collapses;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations.

We could also incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

We maintain insurance against “sudden and accidental” occurrences, which may cover some, but not all, of the risks described above. Most significantly, the insurance we maintain will not cover the risks described above which occur over a sustained period of time. Further, there can be no assurance that such insurance will continue to be available to cover all such cost or that such insurance will be available at a cost that would justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and results of operations.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than we do, could adversely affect our results of operations.

The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors often include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

If oil and natural gas prices decline further or remain low for an extended period of time, we may be required to further write-down the carrying values and/or the estimates of total reserves of our oil and natural gas properties, which would constitute a non-cash charge to earnings and adversely affect our results of operations.

Accounting rules applicable to us require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We recognized impairments that totaled $801.3 million, $27.1 million and $44.0 million during 2015, 2016 and 2017, respectively, which reduced the carrying value of our oil and natural gas properties. We may incur additional non-cash charges in the future, which could have a material adverse effect on our results of operations in the period taken. We may also reduce our estimates of the reserves that may be economically recovered, which could have the effect of reducing the total value of our reserves.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree imprecise, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. The information regarding present value of the future net cash flows attributable to our proved oil and natural gas reserves is only estimated and should not be construed as the current market value of the oil and natural gas reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

As of December 31, 2017, 59% of our total proved reserves were undeveloped and 6% were developed non-producing. These reserves may not ultimately be developed or produced. Furthermore, not all of our undeveloped or developed non-producing reserves may be ultimately produced at the time periods we have planned, at the costs we have budgeted, or at all. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may result in a material adverse effect on our results of operations.

Some of our undeveloped leasehold acreage is subject to leases that will expire unless production is established on units containing the acreage.

Leases on oil and gas properties normally have a term of three to five years and will expire unless, prior to expiration of the lease term, production in paying quantities is established. If the leases expire and we are unable to renew them, we will lose the right to develop the related properties. Our drilling plans for these areas are subject to change based upon various factors, including drilling results, commodity prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. More recently we have been focused on acquiring acreage for our drilling program. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in Texas and Louisiana, we may pursue acquisitions or properties located in other geographic areas.

If we are unsuccessful at marketing our oil and natural gas at commercially acceptable prices, our profitability will decline.

Our ability to market oil and natural gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and processing facilities. Our ability to market our production depends in a substantial part on the availability and capacity of gathering systems, pipelines and processing facilities, in some cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of the inadequacy or unavailability of pipelines or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are subject to extensive governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, and operating safety. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions;

•	regulatory requirements; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from various sources for use in our operations. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce oil and natural gas, which could have an adverse effect on our financial condition, results of operations and cash flows.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment and otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of one or more permits before drilling commences;

•	impose limitations on where drilling can occur and/or requires mitigation before authorizing drilling in certain locations;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	require reporting of significant releases, and annual reporting of the nature and quantity of emissions, discharges and other releases into the environment;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;

•	the incurrence of investigatory and/or remedial obligations; and

•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly restrictions on emissions, and/or waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Future environmental laws and regulations, including proposed legislation regulating GHGs or climate change, may negatively impact our industry. The costs of compliance with these requirements may have an adverse impact on our financial condition, results of operations and cash flows.

Our hedging transactions could result in financial losses or could reduce our income. To the extent we have hedged a significant portion of our expected production and actual production is lower than we expected or the costs of goods and services increase, our profitability would be adversely affected.

To achieve more predictable cash flows and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we have entered into and may in the future enter into hedging transactions for certain of our expected oil and natural gas production. These transactions could result in both realized and unrealized hedging losses. Further, these hedges may be inadequate to protect us from continuing and prolonged declines in the price of oil and natural gas. To the extent that the prices of oil and natural gas remain at current levels or decline further, we will not be able to hedge future production at the same level as our current hedges, and our results of operations and financial condition would be negatively impacted.

The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are primarily based on NYMEX futures prices, which may differ significantly from the actual crude oil and gas prices we realize in our operations. Furthermore, we have adopted a policy that requires, and our revolving credit facility also requires, that we enter into derivative transactions related to only a portion of our expected production volumes and, as a result, we will continue to have direct commodity price exposure on the portion of our production volumes not covered by these derivative financial instruments.

Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions. If our actual future production is higher than we estimated, we will have greater commodity price exposure than we intended. If our actual future production is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution in our profitability and liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows.

In addition, our hedging transactions are subject to the following risks:

•	we may be limited in receiving the full benefit of increases in oil and gas prices as a result of these transactions;

•	a counterparty may not perform its obligation under the applicable derivative financial instrument or may seek bankruptcy protection;

•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and

•	the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

The enactment of derivatives legislation and regulation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

In 2010, new comprehensive financial reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), was enacted that established federal oversight regulation of over-the-counter derivatives market and entities, such as us, that participate in that market. Dodd-Frank requires the Commodities Futures Trading Commission, or CFTC, the SEC and other regulators to promulgate rules and regulations implementing the new legislation. The final rules adopted under Dodd-Frank identify the types of products and the classes of market participants subject to regulation and will require us in connection with certain derivatives activities to comply with clearing and trade-execution requirements (or take steps to qualify for an exemption from such requirements). While most of the regulations have been finalized, it is not possible at this time to predict with certainty the full effects of Dodd-Frank and CFTC rules on us or the timing of such effects. We believe that Dodd-Frank and associated regulations could significantly increase the cost of derivative contracts from additional recordkeeping and reporting requirements and through requirements to post collateral which could adversely affect our available liquidity. If we reduce our use of derivatives as a result of Dodd-Frank and associated regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. These consequences could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as restrict our access to our oil and gas reserves.

Hydraulic fracturing is an essential and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations such as shale and tight sands. We routinely apply hydraulic fracturing techniques in completing our wells. The process involves the injection of water, sand and additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the grains of sand, enabling the oil or natural gas to flow to the wellbore. The use of hydraulic fracturing is necessary to produce commercial quantities of oil and natural gas from many reservoirs including the Haynesville shale, Bossier shale, Eagle Ford shale, Tuscaloosa Marine shale, Cotton Valley and other tight natural gas and oil reservoirs. Substantially all of our proved oil and gas reserves that are currently not producing and our undeveloped acreage require hydraulic fracturing to be productive. All of the wells currently being drilled by us utilize hydraulic fracturing in their completion and hydraulic fracturing services comprise approximately 45% of our capital budget in 2018.

The use of hydraulic fracturing in our well completion activities could expose us to liability for negative environmental effects that might occur. Although we have not had any incidents related to hydraulic fracturing operations that we believe have caused any negative environmental effects, we have established operating procedures to respond and report any unexpected fluid discharge which might occur during our operations, including plans to remediate any spills that might occur. In the event that we were to suffer a loss related to hydraulic fracturing operations, our insurance coverage will be net of a deductible per occurrence and our ability to recover costs will be limited to a total aggregate policy limit of $26.0 million, which may or may not be sufficient to pay the full amount of our losses incurred.

Drilling and completion activities are typically regulated by state oil and natural gas commissions. Our drilling and completion activities are conducted primarily in Louisiana and Texas. Texas adopted a law in June 2012 requiring disclosure to the Railroad Commission of Texas and the public of certain information regarding the components used in the hydraulic-fracturing process. The United States Congress has considered legislation that, if implemented, would subject the process of hydraulic fracturing to regulation under the Safe Drinking Water Act. In June 2015, the EPA released a draft report on the potential impacts of hydraulic fracturing on drinking water resources, which concluded that hydraulic fracturing activities have not led to widespread, systemic impacts on drinking water resources in the United States, although there may be above and below ground mechanisms by which hydraulic fracturing activities have the potential to impact drinking water resources. The draft report was finalized in December 2016. Other governmental agencies, including the U.S. Department of Energy, have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies have the potential to impact the likelihood or scope of future legislation or regulation.

State and federal regulatory agencies have recently focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. In a few instances, operators of injection wells in the vicinity of seismic events have been ordered to reduce injection volumes or suspend operations. Some state regulatory agencies, including those in Colorado, Ohio, Oklahoma and Texas, have modified their regulations to account for induced seismicity. Regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. A 2012 report published by the National Academy of Sciences concluded that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity; and a 2015 report by researchers at the University of Texas has suggested that the link between seismic activity and wastewater disposal may vary by region. In 2015, the United States Geological Survey identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction. More recently, in March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Texas, Colorado, Oklahoma, Kansas, New Mexico and Arkansas. In addition, a number of lawsuits have been filed, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells and hydraulic fracturing.

Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on our results of operations, financial condition or cash flows.

We make judgments regarding the utilization of existing income tax credits and the potential tax effects of various financial transactions and results of operations to estimate our obligations to taxing authorities. Tax obligations include income, franchise, real estate, sales and use, and employment-related taxes. These judgments include reserves for potential adverse outcomes regarding tax positions that have been taken. Changes in federal, state, or local tax laws, adverse tax audit results, or adverse tax rulings on positions taken by us could have a material adverse effect on our results of operations, financial condition, or cash flows.

The Budget Reconciliation Act, commonly referred to as the Tax Cuts and Jobs Act (hereinafter “Tax Cuts and Jobs Act”), was signed into law on December 22, 2017. In 2017, the Tax Cuts and Jobs Act resulted in a net tax benefit to us of approximately $19.1 million, which is attributable primarily to the termination of the corporate alternative minimum tax. The Tax Cuts and Jobs Act is expected to have a favorable impact on our effective tax rate and net income as reported under generally accepted accounting principles in future reporting periods to which the Tax Cuts and Jobs Act is effective. However, we are still assessing the full impact of the Tax Cuts and Jobs Act, including the impact on state and local taxes, and there can be no assurances that it will have a favorable impact on us or our future financial results.

Loss of our information and computer systems could adversely affect our business.

We are heavily dependent on our information systems and computer-based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure or we were subject to cyberspace breaches or attacks, possible consequences include our loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material effect on our business.

Our business could be negatively impacted by security threats, including cyber-security threats and other disruptions.

As an oil and natural gas producer, we face various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable, threats to the safety of our employees, threats to the security or operation of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines, and threats from terrorist acts. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we utilize various procedures and controls to monitor and protect against these threats and to mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, either to the Company or a third party upon which we rely, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows.

We are exposed to the credit risk of our customers and counterparties, and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Our credit procedures and policies may not be adequate to fully eliminate customer and counterparty credit risk particularly in light of the sustained declines in oil and natural gas prices since mid-2014. We cannot predict to what extent our business would be impacted by deteriorating conditions in the economy, including declines in our customers’ and counterparties’ creditworthiness. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could cause us to write-down or write-off doubtful accounts. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur and, if significant, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Substantial exploration and development activities could require significant outside capital, which could dilute the value of our common shares and restrict our activities. Also, we may not be able to obtain needed capital or financing on satisfactory terms, which could lead to a limitation of our future business opportunities and a decline in our oil and natural gas reserves.

We expect to expend substantial capital in the acquisition of, exploration for and development of oil and natural gas reserves. In order to finance these activities, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of non-strategic assets or other means. The issuance of additional equity securities could have a dilutive effect on the value of our common shares, and may not be possible on terms acceptable to us given the current volatility in the financial markets. The issuance of additional debt would likely require that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, dividends and general corporate requirements, which could place us at a competitive disadvantage relative to other competitors. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our estimated proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	our ability to extract natural gas liquids from the natural gas we produce;

•	the prices at which oil, natural gas liquids and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil or natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future exploration and development programs and to pursue other opportunities may be limited, which could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could result in a decline in our oil and natural gas reserves.

The unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel and oilfield services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry has experienced a shortage of drilling rigs, equipment, supplies and qualified personnel in prior years as the result of higher demand for these services. Shortages of drilling rigs, equipment or supplies or qualified personnel in the areas in which we operate could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations because of our concentration in those areas.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, our Chief Executive Officer, and Roland O. Burns, our President and Chief Financial Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison, Mr. Burns or any of those other individuals could have a material adverse effect on our operations.

Our insurance coverage may not be sufficient or may not be available to cover some liabilities or losses that we may incur.

If we suffer a significant accident or other loss, our insurance coverage will be net of our deductibles and may not be sufficient to pay the full current market value or current replacement value of our lost investment, which could result in a material adverse impact on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workers’ compensation laws in dealing with their employees. In addition, some risks, including pollution and environmental risks, generally are not fully insurable.

Provisions of our restated articles of incorporation, bylaws and Nevada law will make it more difficult to effect a change in control of us, which could adversely affect the price of our common stock.

Nevada corporate law and our restated articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us. These provisions include:

•	allowing for authorized but unissued shares of common and preferred stock;

•	requiring special stockholder meetings to be called only by our chairman of the board, our chief executive officer, a majority of the board, a majority of our executive committee or the holders of a majority of our outstanding stock;

•	requiring removal of directors by a supermajority stockholder vote;

•	prohibiting cumulative voting in the election of directors; and

•	Nevada control share laws that may limit voting rights in shares representing a controlling interest in us.

These provisions could make an acquisition of us by means of a tender offer or proxy contest or removal of our incumbent directors more difficult. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

THE TENDER OFFER AND THE CONSENT SOLICITATION

We hereby offer, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Date, for the consideration described below.

Cash Consideration and Conversion Shares

Holders who tender their 2019 Notes will be agreeing to convert $652.50 of each $1,000 principal amount of their 2019 Notes so tendered into shares of the Company’s common stock, par value $0.50 per share (the “Shares”) and Holders who tender their 2020 Notes will be agreeing to convert $750.00 of each $1,000 principal amount of their 2020 Notes so tendered into Shares (the “Conversion Agreement”; the Shares to be issued upon such conversion, the “Conversion Shares”), effective at the Settlement Date (as defined herein) at a conversion price of $7.50 per Share (the “Conversion Price”), plus, in each case, cash in lieu of any fractional Shares. The Company is offering to purchase the balance of the Notes that are validly tendered and not validly withdrawn prior to the Withdrawal Time (and that are not converted pursuant to the Conversion Agreement), at a purchase price equal to 100% of the principal amount thereof (the “Cash Consideration”).

Subject to the satisfaction or waiver of the Tender Offer Conditions, for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn prior to the Expiration Date and accepted for purchase pursuant to the Tender Offer, each Holder of Notes shall receive the following:

•	with respect to the 2019 Notes, 87 Shares and $347.50 in cash; and

•	with respect to the 2020 Notes, 100 Shares and $250.00 in cash.

All accrued and unpaid interest on Accepted Notes, if any, up to, but not including, the Settlement Date will be added to the principal amount of the Accepted Notes (“Additional Notes”). Additional Notes will be treated as if tendered in connection with the Tender Offer and will be entitled to receive the same consideration as the Accepted Notes.

Notes may be tendered and consents may be delivered only in principal amounts equal to minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Notes must continue to hold Notes in the minimum authorized denomination of $1.00. Our obligation to accept Notes that are validly tendered and not validly withdrawn is subject to the conditions described below under “Conditions to Consummation of the Tender Offer.”

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Managers and Solicitation Agents, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer.

We reserve the right, in our sole discretion, from time to time after the Tender Offer, to purchase any Notes that are not tendered or accepted in the Tender Offer through open market or privately negotiated transactions, through one or more additional tender or exchange offers, by redemption under the terms of the Indentures or otherwise, in each case upon terms that may or may not differ materially from the terms of the Tender Offer, although we have no legal obligation to do so. Subject to the satisfaction or waiver of certain conditions, including the Transaction Conditions, the Company may, in its sole discretion, redeem a portion of the Notes that are not tendered in the Tender Offer in accordance with the terms of the Indentures, as modified by the Proposed Amendments. See “Certain Significant Considerations—If the Transaction Conditions are completed and Notes remain outstanding, we may, but are not obligated to, redeem or purchase such Notes” and “Certain Significant Considerations—We may purchase Notes after the expiration of the Tender Offer and Consent Solicitation on terms more or less favorable than those proposed in the Tender Offer and Consent Solicitation.”

Consents

We are soliciting Consents from the Holders with respect to the Proposed Amendments. If you tender your outstanding Notes in the Tender Offer, you must also consent to the Proposed Amendments and to the execution and delivery of the respective Supplemental Indenture that will effect the Proposed Amendments. You cannot deliver a Consent to the Proposed Amendments without tendering your Notes and you cannot tender your Notes without delivering a related consent to the Proposed Amendments.

Expiration Date; Extensions; Termination; Amendments

The Tender Offer will expire at 11:59 p.m., New York City time, on April 27, 2018, unless we extend the Expiration Date in our sole discretion. In the event that we extend the Expiration Date, the term “Expiration Date” shall mean the time and date on which the Tender Offer, as so extended, will expire. We expressly reserve the right to extend the Expiration Date from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and Information Agent and by making a public announcement by press release to PR Newswire or a similar news service no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

During any extension of the Expiration Date, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by us.

We reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer and Consent Solicitation for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer and Consent Solicitation for the other series of Notes.

To the extent we are legally permitted to do so, the Tender Offer and Consent Solicitation for a series of Notes is being made independently of the Tender Offer and Consent Solicitation for the other series of Notes, and we expressly reserve the absolute right, in our sole discretion, at any time to (i) waive any condition to the Tender Offer with respect to a series of Notes, (ii) amend any of the terms of the Tender Offer or the Consent Solicitation with respect to a series of Notes, (iii) terminate the Tender Offer with respect to a series of Notes or (iv) modify the Cash Consideration or Conversion Agreement with respect to a series of Notes, provided that in the event we modify the Cash Consideration or Conversion Agreement with respect to a series of Notes, the Tender Offer for such series of Notes will be extended if necessary such that the Expiration Date for such series of Notes is at least ten business days from the date of such modification. Any waiver, amendment, modification or termination of the Tender Offer or the Consent Solicitation will apply to all Notes of the affected series tendered pursuant to the Tender Offer. If we make a material change in the terms of the Tender Offer or the Consent Solicitation with respect to a series of Notes, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and Information Agent and will disseminate additional offer documents and extend the Tender Offer and the Consent Solicitation with respect to such series of Notes to the extent required by law. If the Tender Offer or the Consent Solicitation with respect to a series of Notes is amended prior to the Withdrawal Time with respect to such series of Notes in a manner determined by us to constitute a material change to the Holders of such Notes, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Depositary and Information Agent, disseminate additional Tender Offer and Consent Solicitation materials to the Holders of such Notes if required and, if necessary, extend such Tender Offer or Consent Solicitation for such Notes for a period that we deem to be adequate and in accordance with applicable law to permit the Holders of such Notes to tender or withdraw their Notes and deliver or revoke their related Consents. We also reserve the right to terminate the Tender Offer with respect to a series of Notes if any condition of the Tender Offer for such series of Notes is not satisfied. In the event that the Tender Offer for a series of Notes is terminated or otherwise not completed, the Cash Consideration for such Notes will not be paid or become payable, the Conversion Shares in respect of such Notes will not be delivered or become deliverable and the applicable Indenture will remain in its current form except with respect to the Reduced Threshold Price.

No Appraisal or Similar Rights

Neither the Indentures nor applicable law gives the Holders any appraisal or similar rights to request a court or other person to value their outstanding Notes in connection with the Tender Offer or the Consent Solicitation.

PROPOSED AMENDMENTS

Description of Proposed Amendments

The Proposed Amendments are summarized below, which summaries are qualified in all respects by the full text of the respective sections of the Indentures, as proposed to be amended by the Proposed Amendments. Capitalized terms appearing below but not defined in this section of the Offer to Purchase have the meanings assigned to such terms in the respective Indenture.

To be effective with respect to a series of Notes, these amendments must receive the consent of the Holders of at least a majority of the outstanding principal amount of such series of Notes, excluding any Notes of such series held by Affiliates. If you tender any of Notes of a series you will, by the act of tendering, be deemed to consent to the Proposed Amendments with respect to such series. As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the 2019 Notes was $295,464,697 and the aggregate outstanding principal amount of the 2020 Notes was $187,062,044.

The Proposed Amendments will make the following changes to the conversion features of the Notes:

i.	change the Threshold Price (as defined in Section 1.01 of the Indentures) to the greater of $7.50 and the numerical average of the Daily VWAPs (as defined in the Indentures) of the Shares over the 15 consecutive Trading Days (as defined in the Indentures) immediately preceding the Expiration Date (such greater price, the “Amended Threshold Price”);

ii.	to change the Conversion Rate (as defined in the Indentures) to an amount of Shares per $1,000 principal amount of Notes equal to the greater of (x) 87 (in the case of the 2019 Notes) or 100 (in the case of the 2020 Notes) and (y) $1,000 divided by the Amended Threshold Price (the “Amended Conversion Rate”); and

iii.	amend Section 12.01(b) of each Indenture to eliminate the Daily VWAP condition to conversion and to provide for a Mandatory Conversion Event to occur on the Settlement Date requiring the conversion of all Notes of the applicable series, other than the Accepted Notes of such series and Notes of such series called for redemption prior to the date of conversion, into Shares at the Amended Conversion Rate.

The Proposed Amendments will also amend the redemption provisions of the Indentures. Specifically, Section 3.03(a) of each Indenture shall be amended to provide that a notice of redemption shall be given to each Holder of a Note to be redeemed not less than 3 Business Days (as compared to the 30-day notice period required under the existing Indentures) nor more than 60 days prior to the applicable redemption date.

The Proposed Amendments would also make certain other changes to the Indentures of a technical or conforming nature.

The Proposed Amendments to an Indenture constitute a single proposal with respect to such Indenture and the Notes issued thereunder, and a Consent by a Holder to the Proposed Amendments to an Indenture and the Notes issued thereunder is a Consent to all of the Proposed Amendments to such Indenture and such Notes. The valid tender of Notes of a series by a Holder pursuant to the Tender Offer will constitute the giving of Consent by that Holder to the Proposed Amendments to the applicable Indenture and the waiver of the Holder’s right to withdraw its Consent to the Proposed Amendments to such Indenture after the Withdrawal Time.

Adoption of the Proposed Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Tender Offer. If the Requisite Consents with respect to a series of Notes are received and the Proposed Amendments to the applicable Indenture become operative pursuant to the applicable Supplemental Indenture, the Notes of such series remaining outstanding will be automatically converted upon the occurrence of the Mandatory Conversion Event. The Company intends to redeem, at par, a sufficient portion of (1) the 2019 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2019 Notes to be mandatorily converted or so redeemed, 87 Shares and an amount of cash (if positive) equal to $1,000 less (87 times the Amended

Threshold Price) and (2) the 2020 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2020 Notes to be mandatorily converted or so redeemed, 100 Shares and an amount of cash (if positive) equal to $1,000 less (100 times the Amended Threshold Price). Any 2020 Notes that are redeemed will be redeemed effective on June 15, 2018.

As a result of the above, if a Holder does not validly tender its Notes prior to the Withdrawal Time and the Proposed Amendments are adopted, such Holder would receive the number of Shares and amount of cash (if any) set forth below (based on the example Amended Threshold Prices set forth below):

	Summary of Consideration for Non-Tendering Holders
	Per $1,000 Principal Amount
Title of Security	Number of Shares	Cash Redemption Amount based on Amended Threshold Price of:
		$7.50	$8.75	$10.00	$11.50
2019 Notes	87	$347.50	$238.75	$130.00	$0.00
2020 Notes	100	$250.00	$125.00	$0.00	$0.00

This Offer to Purchase does not constitute a notice of redemption or an obligation to issue a notice of redemption.

When Amendments Become Effective

We intend to execute the Supplemental Indentures effecting the Proposed Amendments after the Expiration Date if we have received the Requisite Consents. The Supplemental Indentures will become effective on the Settlement Date after the Company deposits the amount of cash necessary to pay each tendering Holder the Cash Consideration in respect of any Notes tendered and accepted by the Company for payment and, upon effectiveness, will be binding on the Holders of such Notes and any subsequent holder of such Notes.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should consider carefully the following considerations, in addition to the risks set forth under “Risk Factors” and the other information described elsewhere in this Offer to Purchase, before deciding whether to participate in the Tender Offer and Consent Solicitation.

If the Transactions are consummated, any Notes not purchased in connection with the Tender Offer will be automatically converted into Shares at the Amended Threshold Price.

The Proposed Amendments include an amendment to the Indentures providing that the Mandatory Conversion Event will occur on the Settlement Date. If the Proposed Amendments are adopted, all Notes that are outstanding as of such date other than the Accepted Notes and Notes called for redemption prior to the date of conversion will automatically convert to Shares in accordance with the Amended Conversion Rate. The Company intends to redeem, at par, a sufficient portion of (1) the 2019 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2019 Notes to be mandatorily converted or so redeemed, 87 Shares and an amount of cash (if positive) equal to $1,000 less (87 times the Amended Threshold Price) and (2) the 2020 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders receiving, for each $1,000 principal amount of 2020 Notes to be mandatorily converted or so redeemed, 100 Shares and an amount of cash (if positive) equal to $1,000 less (100 times the Amended Threshold Price). Any 2020 Notes that are redeemed will be redeemed effective on June 15, 2018.

As a result of the above, if a Holder does not validly tender its Notes prior to the Withdrawal Time and the Proposed Amendments are adopted, such Holder would receive the number of Shares and amount of cash (if any) set forth below (based on the example Amended Threshold Prices set forth below):

	Summary of Consideration for Non-Tendering Holders
	Per $1,000 Principal Amount
Title of Security	Number of Shares	Cash Redemption Amount based on Amended Threshold Price of:
		$7.50	$8.75	$10.00	$11.50
2019 Notes	87	$347.50	$238.75	$130.00	$0.00
2020 Notes	100	$250.00	$125.00	$0.00	$0.00

This Offer to Purchase does not constitute a notice of redemption or an obligation to issue a notice of redemption.

The consummation of the Tender Offer is subject to satisfaction of certain conditions.

The consummation of the Tender Offer is subject to satisfaction of the Tender Offer Conditions. These conditions are described in more detail in this Offer to Purchase under “Conditions to Consummation of the Tender Offer.” There can be no assurance that those conditions will be met with respect to the Tender Offer.

Tendering Notes and delivering Consents will have tax consequences.

See “Certain Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer and Consent Solicitation.

The consideration offered to purchase the Notes does not reflect any independent valuation and you may or may not receive more consideration if you choose not to tender your Notes.

The consideration offered to purchase the Notes does not reflect any independent valuation of such Notes and does not take into account the events or changes in financial markets (including interest rates) after the commencement of the Tender Offer. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes. If you tender your Notes, you may or may not receive more than, or as much value as, if you choose not to tender your Notes.

PURPOSE AND BACKGROUND OF THE TENDER OFFER AND THE CONSENT SOLICITATION

The purpose of the Tender Offer is to acquire all of the outstanding Notes. The purpose of the Consent Solicitation is to obtain Consents to amend the conversion and redemption provisions of the Indentures. See “Proposed Amendments.”

The total amount of funds required to purchase all of the outstanding Notes (including Additional Notes) for the total Cash Consideration pursuant to the Tender Offer is approximately $152.0 million assuming all outstanding Notes are validly tendered by the Expiration Date. We intend to obtain these funds from the Transactions. See “Recent Developments” and “Conditions to Consummation of the Tender Offer”.

Assuming all outstanding Notes are validly tendered by the Expiration Date and are accepted for purchase, the aggregate number of Conversion Shares that would be issued would be approximately 45.3 million.

We are not making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of their Notes. You must decide whether to tender Notes (thereby delivering the related Consents), and if tendering, the amount of Notes to tender. You are urged to review carefully all of the information contained in this Offer to Purchase before making a decision as to whether to tender Notes (thereby delivering the related Consents).

CONDITIONS TO CONSUMMATION OF THE TENDER OFFER

Notwithstanding any other provision of this Offer to Purchase, our obligation to accept for purchase, and to pay for, any Notes of a series validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the following having occurred or having been satisfied or having been waived by us:

i.	receipt of the Requisite Consents with respect to such series of Notes in connection with the Consent Solicitation and execution of the applicable Supplemental Indenture reflecting the Proposed Amendments to the Indenture governing such series of Notes by the Company, the Guarantors, and the Trustee;

ii.	the satisfaction or waiver of the following Transaction Conditions:

a.	issuance by the Company of 10,000,000 Shares at a price of $7.50 per Share in a privately negotiated transaction pursuant to the Stock Offering;

b.	sale by the Company of certain assets in a privately negotiated transaction for an aggregate purchase price of approximately $125,000,000, subject to customary purchase price adjustments, pursuant to the Asset Sale;

c.	entry by the Company into the New Credit Facility;

d.	completion of a separate tender offer and consent solicitation by the Company relating to its Senior Secured Toggle Notes due 2020; and

e.	the issuance by the Company of approximately $600,000,000 aggregate principal amount of new senior unsecured notes pursuant to the Notes Offering.

iii.	the following shall not have occurred, or if we have become aware of any of the following or if any of the following exists on the date of this Offer to Purchase, we shall not have become aware of a material worsening (the “General Conditions”):

a.	any instituted, threatened or pending legal or administrative proceeding or investigation that could, in our reasonable judgment, materially and adversely affect our ability to close the Tender Offer;

b.	any event that, in our reasonable judgment, materially and adversely affects our business or our ability to consummate the Tender Offer;

c.	the enactment of any law, rule or court order that prohibits or delays the Tender Offer or that places material restrictions on the Tender Offer;

d.	the Trustee under the Indentures objects to the terms of the Tender Offer or our ability to amend any provision of the Indentures or the Notes as contemplated by the Consent Solicitation, or the Trustee takes any other action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offer;

e.	any suspension of trading in securities in the U.S. financial or capital markets;

f.	any material change in the trading price of the Notes or the Shares or the market for the Notes or the Shares;

g.	any moratorium or other suspension or limitation that, in our reasonable judgment, will affect the ability of banks to extend credit or receive payments; or

h.	the commencement or escalation of a war or armed hostilities involving the United States (including acts of terrorism).

The purchase of Notes of either series is conditioned upon the purchase of the other series of Notes.

Subject to applicable law, the Tender Offer for a series of Notes is being made independently of the Tender Offer for the other series of Notes. The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion, regardless of the circumstances giving rise to any such condition. We will have the right (but not the obligation), in our sole discretion, to waive any of the preceding conditions and to consummate the Tender Offer with respect to a series of Notes. Neither you nor any other person who tenders Notes for purchase will have the ability to prevent us from waiving a condition. We also have the right, in our sole discretion, to determine whether or not any of the conditions were satisfied with respect to a series of Notes and to terminate, extend or amend the Tender Offer or the Consent Solicitation with respect to a series of Notes if any condition of the Tender Offer for such Notes was not satisfied on or prior to the Expiration Date. Our decision as to whether or not a condition was satisfied will be final and binding, and you will have no right to disagree with our conclusion.

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

The tender of Notes of a series pursuant to the Tender Offer and in accordance with the procedures described below will be deemed to constitute delivery of a Consent to the Proposed Amendments to the applicable Indenture and to the execution and delivery of the Supplemental Indenture with respect to such series of Notes. Holders who tender their Notes of a series pursuant to the Tender Offer are obligated to deliver their Consents to the Proposed Amendments to the Indenture governing such series of Notes and to the execution and delivery of the related Supplemental Indenture. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer, and Holders may not tender their Notes without delivering the related Consents pursuant to the Consent Solicitation.

In order to participate in the Tender Offer and the Consent Solicitation, you must validly tender your Notes to the Depositary and Information Agent as described below. It is your responsibility to validly tender your Notes. We have the right, in our sole discretion, to waive any defects in tenders of Notes. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you need assistance in tendering your Notes, please contact the Depositary and Information Agent, whose address and telephone numbers are listed on the back cover page of this Offer to Purchase.

All of the Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the Notes may be tendered and Consents may be delivered using the ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Tender Offer and the Consent Solicitation by causing DTC to transfer their outstanding Notes to the Depositary and Information Agent using the ATOP procedures. In connection with each book-entry transfer of Notes to the Depositary and Information Agent, DTC will send an “agent’s message” to the Depositary and Information Agent, which, in turn, will confirm its receipt of the book entry transfer (a “Book-Entry Confirmation”). The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary and Information Agent and forming a part of the Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the terms of the Tender Offer and Consent Solicitation and that the Company may enforce such agreement against the participant.

By using the ATOP procedures to tender Notes, you will not be required to deliver the Consent and Letter of Transmittal to the Depositary and Information Agent. However, you will be bound by its terms just as if you had signed it.

If you hold your Notes through Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, you must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a tender of Notes and a delivery of Consents. Both Clearstream and Euroclear are indirect participants in the DTC system. You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your Notes.

We will not be required to pay for (or deliver Shares in respect of) Notes tendered pursuant to the Tender Offer unless those Notes are validly tendered and accepted by us for purchase. Similarly, we will be able to retain Notes that have been tendered and Consents that have been delivered if you do not validly comply with the procedures to withdraw the Notes and revoke the Consents. We will have the right, in our sole discretion, to decide whether a tender, withdrawal or revocation was made validly and our decision will be final. You should note the following with respect to the Tender Offer and the Consent Solicitation:

•	If we determine you have not validly tendered your Notes, or have not validly complied with the procedures to withdraw Notes previously tendered or to revoke your Consent to the Proposed Amendments, you will have to correct the problem in the time period we determine.

•	Neither we nor the Depositary and Information Agent is under any obligation to advise you of any defect in your tender, withdrawal or revocation.

•	We have the right, in our sole discretion, to waive any defect in the tender or withdrawal of Notes or revocation of Consents, and we may waive a defect with respect to one Holder and not another.

If we determine you have not validly tendered your Notes and we determine not to waive such defective tender, your defectively tendered Notes will be returned to you at our expense via a credit to the appropriate DTC account promptly following the Expiration Date or the earlier termination of the Tender Offer.

There are no guaranteed delivery provisions provided for by us in conjunction with the Tender Offer under the terms of this Offer to Purchase. Holders wishing to participate in the Tender Offer must tender their Notes in accordance with the procedures set forth under this section prior to the Expiration Date.

ACCEPTANCE OF OUTSTANDING NOTES FOR PURCHASE; PAYMENT FOR NOTES

If the conditions to the Tender Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, after the Expiration Date, all Notes that, at such time, have been validly tendered (or defectively tendered if we waive such defect) pursuant to the Tender Offer, and not validly withdrawn. We will accept the Notes for purchase by notifying the Depositary and Information Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes will be returned to the tendering Holder via a credit to an account maintained at DTC, designated by the DTC participant who so delivered such Notes to the Depositary and Information Agent, promptly following the Expiration Date or the earlier termination of the Tender Offer.

We will pay for Notes that we have accepted for purchase by wiring to DTC on the Settlement Date funds sufficient to pay the full amount of the Cash Consideration that we then owe to the Holders. We will also arrange for DTC to issue the Shares receivable pursuant to the Conversion Agreement on the Settlement Date. The Conversion Shares required to be delivered upon conversion of Notes accepted for payment shall be delivered by the Company to the Holder of such Note in accordance with DTC’s customary practices. The Company will not issue any fractional Shares, and will pay cash in lieu of any fractional Shares based on the Daily VWAP of the Shares on the applicable conversion date (or, if such conversion date is not a Trading Day, the Daily VWAP of the Shares on the Trading Day immediately preceding such conversion date). We will not be responsible for any mistakes or delays made by DTC or its participants in distributing the Cash Consideration or the Shares to the persons entitled to them, and no additional interest will be payable because of any such mistake or delay.

If the conditions to the consummation of the Tender Offer are not satisfied or if, for any other reason acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then the Depositary and Information Agent may, on behalf of us, retain the tendered Notes without accepting them or without paying for them. If we cause the Depositary and Information Agent to hold such Notes, we must comply with Rule 14e-1 under the Exchange Act, which requires us to pay for all tendered Notes or return the Notes promptly after termination or withdrawal of the Tender Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or prejudice the rights of tendering Holders to receive the Cash Consideration pursuant to the Tender Offer.

We expressly reserve the right, in our sole discretion, but subject to applicable law, to (1) delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer) or (2) terminate the Tender Offer at any time.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Managers and Solicitation Agents, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer. Notwithstanding anything herein to the contrary, the payments to Holders will be made net of any withholding tax or backup withholding that is required to be imposed pursuant to applicable law. See “Certain Federal Income Tax Considerations.”

WITHDRAWAL OF TENDERS; REVOCATION OF CONSENTS

You may withdraw Notes that you have validly tendered for purchase at any time before the Withdrawal Time but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Withdrawal of the Notes will be deemed a revocation of the related Consents to the Proposed Amendments. Your Consent may not be revoked unless you also withdraw your Notes from the Tender Offer, except that, if you tender Notes in the Tender Offer and we do not purchase such Notes, your Consent will also be deemed to be revoked when the Notes are returned to you.

For a withdrawal of a tender of Notes (and the concurrent revocation of Consents) to be effective, a notice of withdrawal in the form of a “Request Message” transmitted through ATOP must be received by the Depositary and Information Agent prior to the Withdrawal Time. Any such notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Notes and otherwise comply with the ATOP procedures. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described in this Offer to Purchase for tendering outstanding Notes.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then, without prejudice to our rights under the Tender Offer, but subject to applicable law, tendered Notes may be retained by the Depositary and Information Agent on our behalf and may not be validly withdrawn, subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of tenders or revocation of Consents will be determined by us, in our sole discretion, which determination shall be final and binding. None of the Company, the Dealer Managers and Solicitation Agents, the Depositary and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders or revocation of Consents, or incur any liability for failure to give any such notification.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the Tender Offer and Consent Solicitation that may be relevant to a U.S. Holder or a Non-U.S. Holder (each as defined below). The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change or different interpretations (possibly with retroactive effect). The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. In addition, the discussion does not address any U.S. federal taxes other than U.S. federal income taxes (such as estate or gift taxes), the Medicare tax on net investment income or any state, local or non-U.S. tax laws that may be relevant to a Holder.

This discussion assumes that the Notes have been and will be held, and that the Shares will be held, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address U.S. federal income tax consequences relevant to holders subject to special rules, including, without limitation:

•	former citizens or long-term residents of the U.S.;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental organizations;

•	U.S. Holders that hold Notes, or will hold Notes or Shares, through non-U.S. brokers or other non-U.S. intermediaries;

•	persons required to accelerate their reporting of income or gain because such income or gain is reported on an applicable financial statement; and

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; an estate, if its income is subject to U.S. federal income taxation regardless of its source; or a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity, or arrangement, treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Treatment of the Tender of the Notes for Cash and the Conversion of the Notes Pursuant to a Conversion Agreement

While not free from doubt, we believe that, solely for U.S. federal income tax purposes, the tender of a portion of a Holder’s Notes for cash and the conversion of a portion of a Holder’s Notes into Shares pursuant to a Conversion Agreement should be integrated and treated as a tender of all of the Holder’s Notes for a combination of Shares and cash. The remainder of this discussion assumes that the foregoing view is correct. For simplicity, the remainder of this discussion refers collectively to the tender of a portion of a Holder’s Notes for cash and the conversion of a portion of a Holder’s Notes into Shares pursuant to a Conversion Agreement as a tender of the Notes for Shares and cash.

Consequences to Participating U.S. Holders

Tender of the Notes for Shares and Cash. The U.S. federal income tax consequences to a U.S. Holder of tendering the Notes for Shares and cash in the Tender Offer and Consent Solicitation will depend in part on whether the tendered Notes are treated as “securities” for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at issuance is an important factor in determining whether the instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that a debt instrument is not a security, whereas a term of ten years or more is evidence that a debt instrument is a security. Moreover, in a related context, the IRS has ruled that, in determining the term of a debt instrument for this purpose, where the debt being analyzed was issued in exchange for a prior debt instrument that was a security, the term of the debt instrument being analyzed will be deemed to include the term of the prior debt instrument. While not free from doubt, we believe that such IRS ruling should apply in determining the term of the 2019 Notes and the 2020 Notes.

There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into stock of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. While not free from doubt, we intend to take the position, and the remainder of this discussion below assumes, unless otherwise indicated, that the Notes will be treated as securities for purposes of the reorganization provisions of the Code.

Based on the foregoing, a tender of Notes for Shares and cash would be treated as an exchange for U.S. federal income tax purposes, and the exchange would be treated as a recapitalization. In such a case, the principal U.S. federal income tax consequences of the tender would be as follows:

•	Gain (but not loss) would be recognized on the tender in an amount equal to the lesser of (i) the amount of gain realized (equal to the amount, if any, by which the fair market value of the Shares and cash received in the tender exceeds the U.S. Holder’s adjusted tax basis in the Notes) and (ii) the amount of cash received. Gain or loss would be determined separately for each Note.

•	Subject to the discussion of “market discount” below, any such gain would be capital gain and would be long-term capital gain if the U.S. Holder’s holding period for the Notes is more than one year at the time of the tender.

•	The holding period of the Shares would include the holding period of the Notes.

•	The adjusted tax basis of the Shares would be equal to the adjusted tax basis of the Notes increased by any gain recognized in the tender and decreased by the amount of cash received.

•	In the case of a U.S. Holder that receives cash in lieu of a fractional Share, the foregoing rules would be applied as if such U.S. Holder actually received the fractional Share pursuant to the tender and, immediately thereafter, sold the fractional Share for cash.

If a tender of Notes for Shares and cash is not treated as described above, then each U.S. Holder would be treated as tendering its Notes for Shares and cash in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each U.S. Holder would recognize gain or loss equal to: (1) the sum of the fair market value of the Shares and the cash received, minus (2) the U.S. Holder’s adjusted tax basis in the tendered Notes. Subject to the discussion of “market discount” below, any such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. Holder has a holding period for the Notes of more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the Shares received would equal their fair market value. A U.S. Holder’s holding period for the Shares would begin on the day following the Closing Date.

Market Discount. A U.S. Holder that acquired a Note with market discount (defined as the excess, if any, of the adjusted issue price of the Note at the time of such acquisition over the holder’s basis in the Note immediately after its acquisition, subject to a de minimis exception) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the tender of such Note generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder previously elected to include the market discount in income as it accrued. If a tender of Notes for Shares and cash qualifies for recapitalization treatment, any accrued market discount in excess of the gain recognized in the tender should not be currently includible in income by a U.S. Holder. Instead, any such excess accrued market discount should carry over to the Shares such that any gain recognized by the holder upon a subsequent disposition of the Shares would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

Distributions on Shares. Distributions paid by the Company out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Shares received by a tendering U.S. Holder will constitute dividends and will be includible in income by U.S. Holders when received. To the extent distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Shares (determined separately for each Share), and thereafter as capital gain (subject to the rule discussed above for any accrued market discount carrying over to the Shares). If the U.S. Holder is a corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution treated as a dividend, provided that certain holding period and other requirements are satisfied. For non-corporate U.S. Holders, dividends received may be eligible for a reduced rate of taxation, provided that certain holding period and other requirements are met.

Sale, Exchange or Redemption of Shares. Upon the sale, exchange or redemption of the Shares, a U.S. Holder generally will recognize capital gain (subject to the rule discussed above for any accrued market discount carrying over to the Shares) or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the Shares. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year at the time of the sale, exchange or redemption. For non-corporate U.S. Holders, long-term capital gains should generally be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. As discussed above, a U.S. Holder may be required to treat any gain recognized on the disposition of Shares (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such Shares.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to the aggregate amounts received by a U.S. Holder pursuant to the Tender Offer and Consent Solicitation. A U.S. Holder that tenders its Notes may be subject to backup withholding unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies as to no loss of exemption from backup withholding (generally on IRS Form W-9) and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from any proceeds from the Tender Offer and Consent Solicitation will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-Tendering U.S. Holders

If the Company receives the Requisite Consents, Notes held by U.S. Holders that do not tender their Notes (“Nontendering U.S. Holders”) will be mandatorily converted into Shares, except to the extent that the Company elects to redeem a portion of each Note for cash. While not free from doubt, in this situation, the Company intends to treat a Nontendering U.S. Holder (for U.S. federal income tax purposes) as having exchanged such Nontendering U.S. Holder’s Notes for Shares for U.S. federal income tax purposes (or, if a portion of each Note is redeemed for cash, for a combination of Shares and cash). Based on this position, the U.S. federal income tax consequences to a Nontendering U.S. Holder should generally be the same as the U.S. federal income tax consequences to a tendering U.S. Holder (as described above under “Consequences to Participating U.S. Holders.”

If the Company does not receive the Requisite Consents and thus the Proposed Amendments are not effected, U.S. Holders that do not tender their Notes in the Tender Offer and Consent Solicitation would not recognize gain or loss for U.S. federal income tax purposes, and would continue to have the same adjusted tax basis, holding period and market discount (if any) with respect to the Notes for such purposes as they had before the consummation of the Tender Offer and Consent Solicitation.

Consequences to Participating Non-U.S. Holders

Tender of the Notes for Shares and Cash. As discussed above under “Consequences to Participating U.S. Holders – Tender of the Notes for Shares and Cash,” while not free from doubt, we intend to take the position that a tender of Notes for Shares and cash should be treated, for U.S. federal income tax purposes, as a “recapitalization” in which gain, but not loss, may be recognized.

Subject to the discussion of backup withholding and FATCA withholding requirements below, any gain recognized by a Non-U.S. Holder upon the tender of a Note for Shares and cash generally should not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the tender and certain other conditions are met; or (iii) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the tender or the Non-U.S. Holder’s holding period, whichever period is shorter.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates (unless an applicable income tax treaty provides otherwise). A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

A Non-U.S. Holder described in the clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that we currently are, and expect to be for the foreseeable future, a U.S. real property holding corporation. However, as long as our Shares continue to be regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, only a Non-U.S. Holder that actually owned, or is treated as having owned under applicable constructive ownership rules, at some point within the time period described in clause (iii) above (x) more than 5% of the applicable series of Notes if such series of Notes is regularly traded on an established securities market or (y) Notes of a series with a value greater than 5% of our outstanding Shares as of any date on which Notes of such series were acquired if such series of Notes is not regularly traded on an established securities market, will be subject to U.S. federal income tax on the disposition thereof. It is uncertain whether either series of Notes will be considered to be regularly traded on an established securities market for purposes of the test described above. If a Non-U.S. Holder is or may be treated as a greater than-five percent shareholder under the rules described above, such Non-U.S. Holder should consult its own tax advisor regarding the tax consequences to such Non-U.S. Holder of the Tender Offer and Consent Solicitation. In general, any gain recognized by a greater-than-five percent shareholder will be taxed in the same manner as effectively connected gain, except that the branch profits tax should not apply.

Accrued Interest. Cash received by a Non-U.S. Holder with respect to accrued but unpaid interest (including any original issue discount) on the Notes generally should not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with a U.S. trade or business, provided that the Non-U.S. Holder: (i) does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of Company stock entitled to vote; (ii) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or other applicable form).

If a Non-U.S. Holder cannot satisfy the requirements described above, cash received by the Non-U.S. Holder with respect to accrued but unpaid interest will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN or W-8BEN-E claiming treaty benefits) or establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Effectively connected interest will be taxed (as ordinary income) in generally the same manner as effectively connected gain (as described above).

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

Distributions on Shares. Any distribution treated as a dividend paid to a Non-U.S. Holder with respect to the Shares will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax (unless an applicable income tax treaty provides otherwise), but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from (or subject to a reduced rate of) withholding. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax (as described above).

Sale, Exchange or Redemption of Shares. Subject to the discussion of backup withholding and FATCA withholding requirements below, any gain recognized by a Non-U.S. Holder on the sale, exchange or redemption of Shares generally should not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder; (ii) the Non-U.S. Holder is

an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or (iii) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Any gain described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates (unless an applicable income tax treaty provides otherwise). A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. A Non-U.S. Holder described in the clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that we currently are, and expect to be for the foreseeable future, a U.S. real property holding corporation. However, as long as our Shares continue to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for Shares, more than 5% of our outstanding Shares will be taxable on any gain recognized on the disposition of Shares, as a result of our status as a U.S. real property holding corporation. In general, any gain recognized by a greater-than-five percent shareholder will be taxed in the same manner as effectively connected gain, except that the branch profits tax should not apply.

If our Shares were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs (regardless of the percentage of our Shares owned), or Non-U.S. Holder does not meet the 5% test described in the preceding sentence, such Holder would be subject to U.S. federal income tax on a taxable disposition of Shares, and a 15% withholding tax would apply to the gross proceeds from such disposition.

Information Reporting and Backup Withholding. We are required to report annually to the IRS and each Non-U.S. Holder the amount of any interest or dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest or dividend payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is organized under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of accrued interest or dividends, provided the statement described above in the last bullet point under “—Accrued Interest” has been received. A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a tender of a Note or a disposition of Shares within the United States or conducted through financial intermediaries that are U.S. persons or have specified connections with the U.S., unless the statement described above has been received or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-Tendering Non-U.S. Holders

As discussed above in “Consequences to Non-Tendering U.S. Holders,” while not free from doubt, we intend to take the position that, if the Company receives the Requisite Consents, a non-tendering Non-U.S. Holder should be treated, for U.S. federal income tax purposes, as having exchanged such non-tendering Non-U.S. Holder’s Notes for Shares for U.S. federal income tax purposes (or a combination of Shares and cash). Based on this position, the U.S. federal income tax consequences to a non-tendering Non-U.S. Holder should generally be the same as the U.S. federal income tax consequences to a tendering Non-U.S. Holder (as described above).

If the Company does not receive the Requisite Consents and thus the Proposed Amendments are not effected, Non-U.S. Holders that do not tender their Notes in the Tender Offer and Consent Solicitation would not recognize gain or loss for U.S. federal income tax purposes.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act (commonly known as “FATCA”), withholding at a rate of 30% generally will be required in certain circumstances on interest or dividends in respect of, and gross proceeds from the sale of, Notes or Shares held by or through (as an intermediary) certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to accounts in the institution (and debt and equity instruments of the institution) held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons (and, in certain instances, to withhold amounts payable to such parties). Accordingly, the entity through which Notes or Shares are held will affect the determination of whether such withholding is required. Similarly, interest or dividends in respect of, and gross proceeds from the sale of, any Notes or Shares by a holder that is a non-financial non-U.S. entity which does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Company that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we (or another applicable withholding agent) will in turn provide to the Secretary of the Treasury. No additional amounts will be paid to holders of Notes or Shares in respect of any amounts withheld. Non-U.S. Holders should consult their tax advisors regarding the possible implications of the legislation on their ownership or disposition of Notes and Shares.

DEALER MANAGERS AND SOLICITATION AGENTS;

DEPOSITARY AND INFORMATION AGENT

Dealer Managers and Solicitation Agents

We have engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. to act as the dealer managers in connection with the Tender Offer and solicitation agents in connection with the Consent Solicitation. In this capacity, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may contact the Holders or beneficial owners of the Notes regarding the Tender Offer and Consent Solicitation and may ask brokers, dealers, commercial banks and others to mail this document and other materials to beneficial owners of the Notes.

At any given time, the Dealer Managers and Solicitation Agents or their respective affiliates may trade the Notes or any of our other securities for their own accounts, or for the accounts of their customers, and accordingly, may hold a long or short position in the Notes or those other securities. The Dealer Managers and Solicitation Agents are not obligated to make a market in the Notes.

We have agreed to pay the Dealer Managers and Solicitation Agents a fee for their services and to reimburse the reasonable expenses that the Dealer Managers and Solicitation Agents may incur as Dealer Managers and Solicitation Agents. We have also agreed to indemnify the Dealer Managers and Solicitation Agents and their affiliates for liabilities they may incur as a result of the Dealer Managers and Solicitation Agents acting as Dealer Managers and Solicitation Agents, including liabilities to which they may be subject under securities laws or to contribute to payments the Dealer Managers and Solicitation Agents may be required to make in respect of those liabilities.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender and the syndication agent under the Company’s existing credit facility and an affiliate of each of the Dealer Managers and Solicitation Agents are expected to be lenders (and in the case of Deutsche Bank Securities Inc., a syndication agent) under the New Credit Facility and have received, and may receive in the future, customary fees for such roles. The Dealer Managers and Solicitation Agents and their affiliates have engaged in other transactions with, and from time to time have provided investment or commercial banking, financial advisory and general financing services for us in the ordinary course of their respective businesses, for which they have received customary fees, commissions and reimbursements of expenses. The Dealer Managers and Solicitation Agents and their affiliates may also engage in transactions or perform such services for us in the future. In addition, the Dealer Managers and Solicitation Agents may be initial purchasers in the Notes Offering and are expected to receive an initial purchasers’ discount and customary fees in connection therewith. This Offer to Purchase does not constitute an offer to sell or the solicitation of an offer to buy any debt security that may be sold in the Notes Offering.

Any Holder that has questions concerning the terms of the Tender Offer or the Consent Solicitation may contact the Dealer Managers and Solicitation Agents at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary and Information Agent; Trustee

We have retained D.F. King & Co, Inc. as the Depositary and Information Agent for the Tender Offer and Consent Solicitation. We will pay the Depositary and Information Agent customary fees for its services and reimburse the Depositary and Information Agent for its reasonable expenses. We have also agreed to indemnify the Depositary and Information Agent for liabilities it may incur in its capacity as such. Neither the Depositary and Information Agent nor the Trustee shall have any liability for the validity or sufficiency of the Tender Offer, or any of the calculations or determinations made with respect to the Tender Offer, all of which shall be the sole responsibility of the Company.

MISCELLANEOUS

Our officers and employees (who will not be specifically compensated for such services), the Depositary and Information Agent and the Dealer Managers and Solicitation Agents may contact the Holders by mail, telephone, facsimile or other means of communication regarding the Tender Offer and Consent Solicitation and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of the Notes.

The Tender Offer and Consent Solicitation are open to all Holders of each series of Notes. The Company is not aware of any jurisdiction in which the Tender Offer and Consent Solicitation are not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the Tender Offer and/or the Consent Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Tender Offer and/or Consent Solicitation will not be made to (nor will tenders of Notes or Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Purchase and, if given or made, such information or representation should not be relied upon.

NONE OF THE COMPANY, THE DEALER MANAGERS AND SOLICITATION AGENTS, THE DEPOSITARY AND INFORMATION AGENT, OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT THE HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR NOTES PURSUANT TO THE TENDER OFFER AND DELIVER CONSENTS IN THE CONSENT SOLICITATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER NOTES AND DELIVER CONSENTS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES AS TO WHICH ACTION IS TO BE TAKEN.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS;

TRANSACTION AND ARRANGEMENTS CONCERNING THE NOTES

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Executive Officers and Directors

Name	Title
M. Jay Allison	Chief Executive Officer and Chairman of the Board of Directors
Roland O. Burns	President, Chief Financial Officer, Secretary and Director
D. Dale Gillette	Vice President of Legal and General Counsel
Daniel S. Harrison	Vice President of Operations
Michael D. McBurney	Vice President of Marketing
Daniel K. Presley	Vice President of Accounting, Treasurer and Controller
Russell W. Romoser	Vice President of Reservoir Engineering
LaRae L. Sanders	Vice President of Land
Richard D. Singer	Vice President of Financial Reporting
Blaine M. Stribling	Vice President of Corporate Development
Elizabeth B. Davis	Director
Morris E. Foster	Director
David K. Lockett	Director
Cecil E. Martin, Jr.	Director
Frederic D. Sewell	Director
David W. Sledge	Director
Jim L. Turner	Director

The business address of each person set forth above is: Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

M. Jay Allison and Roland O. Burns hold approximately $6.9 million and $1.7 million, respectively, in aggregate principal amount of the 2019 Notes, which represent approximately 2.3% and 0.6%, respectively, of the aggregate principal amount of the 2019 Notes, which they may tender in connection with the Tender Offer. Neither Mr. Allison nor Mr. Burns has engaged in any transactions with respect to such Notes, except that both received an ordinary course in-kind interest payment with respect to such 2019 Notes on April 1, 2018. Except with respect to the foregoing, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of the Company or its executive officers, directors, subsidiaries or other affiliates has engaged in any transactions in the Notes.

In connection with his or her services to the Company and its affiliates, certain of the Company’s directors and executive officers are party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving Shares pursuant to our Amended and Restated 2009 Long-term Incentive Plan. Except as described in this Offer to Purchase or in a document incorporated by reference herein, none of the Company or, to Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

MARKET AND TRADING INFORMATION

There is no established reporting system or trading market for the Notes. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations.

To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes. We intend to cancel and retire any Notes purchased pursuant to this Tender Offer. To the extent that Notes are tendered and accepted for purchase pursuant to the Tender Offer, the trading market for Notes that remain outstanding is likely to be even more limited.

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Tender Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Tender Offer. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

The Notes are convertible into shares of the Company’s common stock, which are listed on NYSE, under the symbol “CRK.” The following table sets forth, on a per share basis for the periods indicated, the high and low sales prices by calendar quarter for the periods indicated as reported by the New York Stock Exchange. All share and per share amounts below give effect to the one-for-five reverse stock split that became effective on July 29, 2016.

	High	Low
2016 First Quarter	$9.40	$3.20
Second Quarter	$5.45	$2.75
Third Quarter	$8.61	$2.64
Fourth Quarter	$11.62	$7.18
2017 First Quarter	$13.42	$7.94
Second Quarter	$10.28	$5.52
Third Quarter	$7.56	$5.75
Fourth Quarter	$8.89	$4.01
2018 First Quarter	$10.72	$5.92

We have not paid a dividend on our common stock since 2014. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

On March 29, 2018, the last reported sales price of shares of the Company’s common stock on the NYSE was $7.31 per share. As of such date, there were approximately 16,157,896 Shares outstanding. Holders are urged to obtain more current price information with respect to the Company’s Shares during the period of the Tender Offer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.comstockresources.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Offer to Purchase or our other securities filings and is not a part of this Offer to Purchase.

In order to tender and consent, a Holder should tender pursuant to DTC’s ATOP or send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary and Information Agent at the address set forth below.

The Depositary and Information Agent for the Tender Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

or

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (877) 732-3619

E-mail: crk@dfking.com

Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Depositary and Information Agent at its telephone numbers above.

The Dealer Managers for the Tender Offer and the Solicitation Agents for the Consent Solicitation are:

BofA Merrill Lynch	Deutsche Bank Securities

A Holder may also contact the Dealer Managers and Solicitation Agents at the address and telephone numbers set forth below or such Holder’s custodian for assistance concerning the Tender Offer and Consent Solicitation.

BofA Merrill Lynch

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

(888) 292-0070 (U.S. Toll Free)

(980) 388-4813 (Collect)

Attn: Debt Advisory